Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

May 2, 2016

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

Re:	Xtant Medical Holdings, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”) relating to the offering from time to time by the selling securityholders named therein (the “Selling Securityholders”) of (i) up to $68,000,000 aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2021 (the “Initial Notes”) and the shares of the Company’s common stock, par value $0.000001 per share (“Common Stock”), issuable upon conversion of the Initial Notes (the “Initial Underlying Shares”), and (ii) up to $2,238,166.45 aggregate principal amount of the Company’s 6.00% Convertible Senior Promissory Notes due 2021 (the “Promissory Notes,” and together with the Initial Notes, the “Notes”) and the shares of Common Stock issuable upon conversion of the Promissory Notes (the “Additional Underlying Shares,” and together with the Initial Underlying Shares, the “Shares”). The Initial Notes were issued pursuant to the Indenture, dated as of July 31, 2015 (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee. The Notes and the Shares (together, the “Securities”) being registered under the Registration Statement will be offered by the Selling Securityholders on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Initial Notes; (v) the Promissory Notes; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party.

Xtant Medical Holdings, Inc.

May 2, 2016

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)           the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)          limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)         our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.           The Notes were validly issued and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2.           The Initial Underlying Shares, when issued, delivered and paid for in accordance with the terms of the Indenture and the Initial Notes, will have been duly authorized and validly issued and will be fully paid and non-assessable.

3.           The Additional Underlying Shares, when issued, delivered and paid for in accordance with the terms of the Promissory Notes, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP